Exhibit 99.1
WALL STREET PLAZA
88 PINE STREET, 32ND FLOOR
NEW YORK, NY 10005, US
TEL +1 212 850 5600
FAX +1 212 850 5790

CONTACT:	Robert Gross
President and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
EVP of Finance and Chief Financial Officer
(585) 647-6400

Investors: Melissa Myron
Media: Evan Goetz
Financial Dynamics
(212) 850-5600
MONRO MUFFLER BRAKE, INC. ANNOUNCES EXECUTIVE PROMOTIONS
~ John Van Heel Named Executive Vice President and Chief Administration Officer ~
~ Joseph Tomarchio, Jr. Appointed Executive Vice President of Store Operations ~
     ROCHESTER, N.Y. – October 10, 2006 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced the promotion of John Van Heel to Executive Vice President and Chief Administration Officer and Joseph Tomarchio, Jr. to Executive Vice President of Store Operations, effective immediately.
     In his expanded role, Mr. Van Heel, 40, is responsible for the real estate and marketing functions in addition to merchandising, logistics, facilities, training, and customer service, which he previously oversaw. Mr. Van Heel will continue to report to Robert G. Gross, President and Chief Executive Officer.
     Mr. Van Heel joined Monro four years ago as Vice President of Finance and was promoted to Senior Vice President, Store Support in June 2005. Prior to joining the Company, he served as Vice President, Finance and Chief Financial Officer of RCG Companies, Inc., a publicly held, diversified holding company, and its subsidiary companies. Prior to May 2000, Mr. Van Heel was a Director in the Transaction Services practice at PricewaterhouseCoopers LLP.

     “John has been an effective leader and strong team player during his tenure at Monro. In addition to successfully coordinating corporate support with our field operations team, he also plays an important role in our acquisition strategy,” stated Mr. Gross. “I am confident that John’s business knowledge, leadership skills, teamwork, and strong values will serve him and Monro well in this expanded role.”
     In his new role, Mr. Tomarchio, 50, will be responsible for the operations of all service and tire stores. He will continue to be based out of the Company’s Baltimore, Maryland office and will report to Mr. Gross. Mr. Tomarchio began his career in the automotive service business 36 years ago, when he co-founded the Mr. Tire chain in Baltimore, Maryland. Under his leadership, Mr. Tire grew to 26 stores with over $50 million in sales. Mr. Tomarchio joined Monro in March 2004 with Monro’s purchase of Mr. Tire. Since joining Monro, Mr. Tomarchio has been given responsibility for the operation of all 115 tire stores, successfully led the integration of several tire chains, and has driven the development of the Company’s tire store format.
     “Joe brings a wealth of experience and a deep understanding of the industry to our store teams. In addition, his passion for sales and commitment to training and customer service has driven strong performance from our tire store group. We look forward to his contribution to our entire field leadership team as they focus on sales growth and the consistent execution of best practices to drive profitable growth,” said Mr. Gross.
Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, ProCare, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 701 stores and has 16 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.
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